EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Mr. Paul Skellon
	410 N. 44th St., Suite 100		602-685-4162
Phoenix, AZ 85008
Mesa Air Group Signs Landmark Agreement in China With Shenzhen Airlines
BEIJING, Dec. 21 /PRNewswire-FirstCall/ — Mesa Air Group Inc. (Nasdaq: MESA), today signed a Joint Venture agreement with Shenzhen Airlines to create a Chinese regional airline, the name of which is yet to be determined. The new airline is expected to commence scheduled services within 12 months, initially operating 50-seat regional jets on domestic routes within the People’s Republic of China. Focus cities for the new services will include Shenzhen, Beijing, Chongqing, Xiamen, Nanjing, Kunming, Dalian, Shenyang, Xian, Zhengzhou and Nanning.
Mesa Air Group Chairman and CEO, Jonathan Ornstein said, “We are delighted and privileged to be the first US passenger airline to form a strategic alliance to create a new airline to operate in The People’s Republic of China. Under the leadership of its President Mr. Li Kun, Shenzhen Airlines has earned an outstanding reputation in the industry with its modern fleet of Boeing and Airbus aircraft. We at Mesa look forward to making a positive contribution to the development of the regional airline industry in China and to forging a strong, long-term relationship with our friends at Shenzhen Airlines.”
Shenzhen Airlines was founded in 1992 and currently operates a fleet of 45 new generation A320 and B737 aircraft, flying 100 routes within mainland China and South East Asia. The company has carried nearly 5.3 million passengers this year, employs 6300 people and is headquartered in the metropolis of Shenzhen, in southern China’s Guangdong Province.
Shenzhen Airlines President Li Kun said, “Today represents an important milestone for our company as through this joint venture we extend our service to many smaller communities throughout the country. Mesa’s experience and reputation as a leader in the regional airline industry make it the perfect choice to partner with us in launching this new regional airline. I wish to thank Jonathan and his team for their enthusiastic support and look forward to a long and successful partnership as together we work to build a world class regional airline.”
China currently has just 70 regional jets in operation, flying for seven different carriers. The new carrier expects to have 20 50-seat regional jets in service prior to the Beijing Olympic Games in 2008, growing to more than 100 planes within five years, comprising a mix of 50, 70 and 90 seat regional jet aircraft.
Commenting further on the joint venture from Beijing, Ornstein said, “Mesa will initially provide significant technical capability, including pilot, maintenance and operations support and training, as well as the sourcing of aircraft. We see this new partnership as a great opportunity to continue growing our business and further diversify our airline operations. The potential for Mesa to grow our business with Shenzhen Airlines through this partnership is significant. With a population of more than 1.2 billion people, China is the world’s fastest growing air travel market. There are currently 134 airports with plans to grow that number to 200 over the next ten years. Furthermore, 40 of the 50 largest airports have expansion projects underway or planned.”
Mesa currently operates 199 aircraft with over 1,300 daily system departures to 173 cities, 43 states, Canada, Mexico and the Bahamas. Mesa operates as America West Express, Delta Connection, US Airways Express and United Express under contractual agreement with America West, Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines. Effective June 9, 2006 Mesa launched inter-island Hawaiian service as go! This new operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona, and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct.

Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.
For further information please visit our website at: www.mesa-air.com
CONTACT: Paul Skellon, VP Corporate Communications of Mesa Air Group, Inc.,
+1-602-685-4162, paul.skellon@mesa-air.com
Web site: http://www.mesa-air.com